EXHIBIT 99.1

MannKind Corporation Reports 2015 First Quarter Financial Results

- Conference Call at 9:00 AM ET on May 8, 2015 -

VALENCIA, Calif., May 7, 2015 (GLOBE NEWSWIRE) -- MannKind Corporation (Nasdaq:MNKD) today reported financial results for the first quarter ended March 31, 2015.

For the first quarter of 2015, total operating expenses were $21.7 million, a decline of 47.5% compared to the similar quarter in 2014. Research and development expenses were $9.4 million, a decline of 64.2% compared to the first quarter of 2014, reflecting the commercialization of Afrezza in the first quarter of 2015 and a reduction in non-cash stock compensation expense. General and administrative expenses were $10.5 million, a decline of 31.2% compared to the first quarter of 2014, mainly reflecting lower non-cash stock compensation expenses.

For the quarter ended March 31, 2015, our portion of the loss sharing arrangement with Sanofi related to Afrezza was $12.4 million, which we financed by way of an advance under the loan facility with our partner. The amount outstanding under the Sanofi loan facility is now $15.4 million. During the three months ending on March 31, 2015, we recorded $7.1 million in Afrezza product shipments as deferred product sales from our collaboration with Sanofi.

The net loss for the first quarter of 2015 was $30.7 million, or $0.08 per share based on 398.9 million weighted average shares outstanding, compared with a net loss of $52.1 million, or $0.14 per share based on 368.8 million weighted average shares outstanding for the first quarter of 2014. The number of common shares outstanding at March 31, 2015 was 409.1 million.

Cash and cash equivalents remained at $120.8 million at March 31, 2015 and at December 31, 2014, respectively. During the first quarter of 2015, we also received a $50.0 million milestone payment related to our collaboration agreement with Sanofi as well as $6.2 million in proceeds from warrant and option exercises. This cash inflow offset our first quarter operating activities, which included building up Afrezza product inventory, purchasing additional machinery and equipment related to the commercialization of Afrezza and the pursuit of new product opportunities. Currently, $30.1 million remains in available borrowings under the amended loan arrangement with The Mann Group.

Conference Call

MannKind management will host a conference call to discuss these results tomorrow, May 8, 2015 at 9:00 a.m. Eastern Time. To participate in the call please dial (800) 708-4540 or (847) 619-6397 and use the participant passcode: 3859 3126.  Those interested in listening to the conference call live via the Internet may do so by visiting the Company's website at http://www.mannkindcorp.com.

A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 843-7419 or (630) 652-3042 and use the participant passcode: 3859 3126#. A replay will also be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) focuses on the discovery and development and commercialization of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Words such as "believes", "anticipates", "plans", "expects", "intend", "will", "goal", "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, difficulties or delays in obtaining regulatory feedback or completing and analyzing the results of clinical studies, MannKind's ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2014 and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

(Tables to follow)

MannKind Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands)

	Three months ended March 31,
	2015	2014

Revenue	$ —	$ —

Operating expenses:
Research and development	9,377	26,182
General and administrative	10,479	15,229
Product manufacturing	1,882	—

Total operating expenses	21,738	41,411

Loss from operations	(21,738)	(41,411)
Other income (expense)	1,413	(5,890)
Interest expense on note payable to principal stockholder	(714)	(714)
Interest expense on notes	(9,622)	(4,042)
Interest income	3	1

Net loss	$ (30,658)	$ (52,056)

Net loss per share — basic and diluted	$ (0.08)	$ (0.14)

Shares used to compute basic and diluted net loss per share	398,916	368,784

MannKind Corporation
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	March 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$ 120,844	$ 120,841
Receivables from collaboration	4,282	50,436
Inventory	16,789	9,670
Prepaid expenses and other current assets	16,375	20,206
Total current assets	158,290	201,153
Property and equipment — net	193,454	192,127
Deferred product costs from collaboration	6,251	—
Other assets	2,027	1,159
Total	$ 360,022	$ 394,439

Liabilities and Stockholders' Deficit

Accounts payable	$ 3,302	$ 7,394
Accrued expenses and other current liabilities	12,381	26,206
Facility financing obligation	73,368	72,995
Senior convertible notes	99,593	99,355
Deferred product sales from collaboration	7,050	—
Deferred payments from collaboration	185,059	197,403
Current liabilities	380,753	403,353
Note payable to related party	49,521	49,521
Other liabilities	26,779	15,335
Stockholders' deficit	(97,031)	(73,770)
Total	$ 360,022	$ 394,439
CONTACT: Company Contact:
         Matthew J. Pfeffer
         Chief Financial Officer
         661-775-5300
         mpfeffer@mannkindcorp.com